UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) oF

THE SECURITIES EXCHANGE ACT oF 1934

ATLANTIC UNION BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1598552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1051 East Cary Street, Suite 1200 Richmond, Virginia (Address of principal executive offices)	23219 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class
Depositary Shares, Each Representing a 1/400th Interest in a Share of 6.875% Perpetual Non-Cumulative Preferred Stock, Series A	The NASDAQ Global Select Market

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

 Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-220398

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1	Description of Registrant’s Securities to be Registered

The securities registered hereby are depositary shares (the “Depositary Shares”) of Atlantic Union Bankshares Corporation (the “Company”), each representing a 1/400th ownership interest in a share of the Company’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A, par value $10.00 per share (the “Preferred Stock”), with a liquidation preference of $10,000 per share of Preferred Stock (equivalent to $25 per Depositary Share). The descriptions set forth under the sections “Description of Series A Preferred Stock” and “Description of Depositary Shares” in the prospectus supplement dated June 2, 2020, as filed with the Securities and Exchange Commission (the “Commission”) on June 3, 2020 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the prospectus (the “Base Prospectus”) included in the Company’s post-effective amendment no. 1 to its automatic shelf registration statement on Form S-3 (File No. 333-220398), as filed with the Commission on June 2, 2020, and the descriptions set forth under the sections “Description of Preferred Stock” and “Description of Depositary Shares” in the Base Prospectus are incorporated herein by reference.

Item 2	Exhibits

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Atlantic Union Bankshares Corporation, effective May 7, 2020 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on May 7, 2020).

3.2	Amended and Restated Bylaws of Atlantic Union Bankshares Corporation, effective as of December 5, 2019 (incorporated by reference to Exhibit 3.3 to Annual Report on Form 10-K filed on February 25, 2020).

3.3	Articles of Amendment designating the 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on June 9, 2020).

4.1	Deposit Agreement, dated June 9, 2020, by and among Atlantic Union Bankshares Corporation, Computershare Inc. and Computershare Trust Company, N.A., and the holders from time to time of Depositary Receipts described therein (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on June 9, 2020).

4.2	Form of Depositary Receipt representing Depositary Shares (included as Exhibit A to Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 9, 2020	ATLANTIC UNION BANKSHARES CORPORATION

	By:	/s/ Robert M. Gorman
Robert M. Gorman
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)